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Exhibit 10.05
AGREEMENT

AMENDMENT TO THE ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT BETWEEN SOUTH CAROLINA ELECTRIC & GAS COMPANY, FOR ITSELF AND AS AGENT FOR THE SOUTH CAROLINA PUBLIC SERVICE AUTHORITY AND A CONSORTIUM CONSISTING OF WESTINGHOUSE ELECTRIC COMPANY LLC AND STONE & WEBSTER, INC., FOR AP1000® NUCLEAR POWER PLANTS

THIS AMENDMENT (“October 2015 Amendment”) to the Engineering, Procurement and Construction Agreement dated May 23, 2008 ("EPC Agreement") for the AP1000 Power Plants at the Virgil C. Summer Nuclear Generating Station (“Project”) is entered into this 27th day of October 2015, by and between South Carolina Electric & Gas Company (“SCE&G”), for itself and as agent for the South Carolina Public Service Authority (“SCPSA”) (collectively “Owner”) and a consortium consisting of Westinghouse Electric Company LLC (“Westinghouse”) and CB&I Stone & Webster, Inc. (“Stone & Webster”) (collectively “Contractor”). Owner and Contractor may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Westinghouse has represented to Owner that it intends to acquire the stock of Stone & Webster from Chicago Bridge & Iron (“CB&I”) (the “Transaction”); that CB&I will have no further involvement in the Project except for certain supply agreements; and that Westinghouse intends to hire Fluor Corporation (“Fluor”) or its affiliate(s) as a subcontracted construction manager;

In consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:

1.The Parties agree that this October 2015 Amendment will be a binding obligation between Owner and Westinghouse upon the approval of the boards of directors of both Owners and the authorization of the board of SCPSA for its management to execute the necessary documentation and the execution of those documents, which shall become effective upon the consummation of the Transaction (“Effective Time”), and in the event the Transaction is not consummated by March 31, 2016, this October 2015 Amendment shall be null and void in all respects. Westinghouse shall cause its wholly owned subsidiary, Stone & Webster, to execute this October 2015 Amendment.

2. Contractor hereby grants Owner until November 1, 2016 (“Option Deadline”), the irrevocable option to exercise an agreement, subject to regulatory approvals, to amend the EPC Agreement by revising the Contract Price and other specific aspects of the EPC Agreement, as stated in the amendment that is attached as Exhibit D (“Option Amendment”). Contemporaneously with the execution of this October 2015 Amendment, Contractor will execute the Option Amendment. Thereafter, Owner may, in its sole discretion, implement the Option Amendment by executing it at any time on or before the Option Deadline. The Option Amendment will not take effect unless and until Owner executes the Option Amendment, before

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the Option Deadline, and all conditions precedent to effectiveness stated in the Option Amendment are satisfied or waived by Owner.

3. Owner agrees to pay Contractor the total sum of $300,000,000 (current year U.S. Dollars) and increase the Fixed Price Contract Price by said amount. Further, Contractor agrees to provide Owner with a credit to the Target Price in the amount of $50,000,000 (current year U.S. Dollars). The net $250,000,000 will be paid in twelve equal monthly installments beginning five days after the Effective Time. In exchange, Owner and Contractor agree to a full resolution by settlement and release of any and all disputes outstanding under the EPC Agreement or otherwise concerning the Project as of the Effective Time, including the following:

a.Contractor claims for additional payments for any of the items on Exhibit A, as well as claims for additional payment for cyber security and the site layout phase 2 Change Order (Change Order 26).
b.Contractor claims for amounts referenced in letters no. VSP _ VSG_003111, VSP _ VSG_003115, VSP _ VSG_ 3145, VSP _ VSG_3502 and VSP _ VSG_3522, which totaled approximately $83,518,046 as of August 21, 2015, as set forth on Exhibit B.
c.Contractor claims for amounts in other cases in which the entitlement is in dispute, which totaled approximately $29,729,785 as of August 31, 2015, as set forth on Exhibit B.
d.Contractor claims for amounts in dispute due to billings that have been held because a Change Order has not been executed, which totaled approximately $5,565,845 as of August 31, 2015, as set forth on Exhibit B.
e.Contractor claims for all amounts in dispute in cases in which only the timing is disputed, which totaled approximately $110,190,504 as of August 31, 2015, as set forth on Exhibit B.
f.Contractor claims for the balance of 10% withheld by Owner in connection with certain invoices for which the Owner has only paid 90% because the Owner disputed the invoice
g.Owner claims for refunds in connection with invoiced amounts for which Owner has paid 90% of the invoiced amount and for which Owner had previously intended to seek a refund.
h.Owner claims arising out of the employee fuel expense audit and procurement irregularities.
Subparagraphs a through h do not provide an exhaustive list of all claims, disputes, and amounts that are satisfied by this October 2015 Amendment, it being the Parties’ intent that all disputes outstanding under the EPC Agreement or concerning the Project as of the Effective Time are settled and resolved. By way of further clarifications, under this October 2015 Amendment, the Parties waive and settle any and all claims currently pending or threatened by either Party against the other Party and of any and all claims currently known or reasonably foreseeable by either Party against the other Party. Whether or not the Option Amendment becomes effective, all pending Change Orders, and formal and informal notices of potential Change Orders, including but not limited to those arising from Uncontrollable Circumstances and Changes in Law, are

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hereby settled and resolved. Each Party represents and warrants to the other Party that it is not aware of the basis for any other claim against the other, including but not limited to those arising from Uncontrollable Circumstances and Changes in Law, and that it is not aware of any facts or circumstances that could be expected to give rise to a claim, the sole exceptions being those claims addressed in paragraph 4. For the avoidance of doubt, in the event that the Option Amendment becomes effective, the $300,000,000 payment and the $50,000,000 credit to the Target Price set forth in this paragraph 3 will be part of (and not in addition to) the total Fixed Price amount of $6.082 billion set forth in the Option Amendment.

The Parties shall execute a mutual release effectuating the provisions of this paragraph 3.

4.Notwithstanding the foregoing, the Parties have identified on Exhibit C to this Amendment all work items that they contend are required or contemplated for the Project but that are not included within the release contained in paragraph 3. Said work items are not resolved, settled or released under this October 2015 Amendment. The Parties shall cooperate in good faith to resolve all such work items expeditiously so as to not impact the Project. In the event a work item cannot be resolved, it shall be submitted to the Dispute Resolution Board as referenced in paragraphs 13 and 16. Similarly, with respect to the cyber security item listed in Exhibit A, the Parties shall cooperate in good faith to resolve all issues relating to scope expeditiously. Contractor acknowledges its obligation to commence and continue work in compliance with current NRC regulations on cyber security, pending issuance of a Change Order, so as not to impact the Project schedule, and its obligation to complete the Cyber Security work within the GSCDs stated in paragraph 6In the event a scope item cannot be resolved, it shall be submitted to the Dispute Resolution Board as referenced in paragraphs 13 and 16. Except for the items on Exhibit C and the Time and Material Work set forth in paragraph 2 of the Option Agreement, the cyber security item listed in Exhibit A and without waiving its rights concerning unknown Changes under Article 9 of the EPC Agreement, Contractor is not aware of any additions to the Scope of Work that will be required for the Project to reach Substantial Completion.

5.The Contractor acknowledges and agrees that its Scope of Work includes providing Owner with a Facility that meets the standards of DCD Rev. 19.

6.The Guaranteed Substantial Completion Dates (“GSCDs”) are revised, as follows: August 31, 2019 for Unit 2 and August 31, 2020 for Unit 3. The Standard Equipment Warranty Period(s) and the Services Warranty Period(s) shall commence upon Substantial Completion of each Unit at no additional cost to Owner. To the extent a Change under Article 9 of the EPC Agreement adversely affects Contractor’s ability to achieve Substantial Completion as provided in this paragraph 6, Contractor shall be entitled to equitable adjustment of the EPC Agreement as appropriate.

7.Section 13.1 of the EPC Agreement is revised to state that Delay Liquidated Damages for each Unit will commence on the applicable GSCDs stated in paragraph7, and will be computed as follows:

a.     For the first thirty (30) days following the GSCD: $200,000/day; and

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b.     For the next thirty-one (31) to ninety (90) days: $300,000/day; and
c.         For the next ninety-one (91) to one hundred fifty (150) days: $ 400,000/day; and

d.	For the next one hundred fifty-one (151) to seven hundred thirty (730) days: $500,000/day; and
e.     Seven hundred thirty-one (731) days or beyond: $0/day.

8.The Parties agree to share the loss if either or both Units do not qualify for production tax credits under Federal law. If a Unit is not “placed in service,” as that term is used in Section 45J of the Internal Revenue Code, before January 1, 2021, Contractor agrees to reimburse Owner by February 1, 2021, the sum of $250 million per Unit, expressed as a one-time lump sum payment. For purposes of this paragraph, the January 1, 2021 date can only be extended for the following reasons (i) material actions or omissions of Owner that cause a Unit not to qualify for tax credits; or (ii) extension of the tax credit date by the U.S. government. If Contractor becomes aware of any actions or omissions of Owner that Contractor believes may cause a Unit not to qualify for tax credits, Contractor shall provide Owner with reasonable notice of such actions or omissions.

9.The maximum amount paid by Contractor to Owner under paragraphs 7 and 8 above will be limited to $338 million per Unit, if the Option Amendment becomes effective. In the event the Option Amendment does not become effective, the maximum amount paid by Contractor to Owner under paragraphs 7 and 8 above will be limited to $463 million per Unit.

10.Owner will pay Contractor an early completion bonus consisting of $150,000,000 per Unit for each Unit that is “placed in service,” as that term is used in Section 45J of the Internal Revenue Code, in advance of January 1, 2021, if the Option Amendment becomes effective. In the event the Option Amendment does not become effective, Owner will pay Contractor an early completion bonus consisting of $275,000,000 per Unit for each Unit that is “placed in service,” as that term is used in Section 45J of the Internal Revenue Code, in advance of January 1, 2021. For purposes of this paragraph, the January 1, 2021 date can only be extended for the following reasons (i) material actions or omissions of Owner that cause a Unit not to qualify for tax credits; or (ii) extension of the tax credit date by the U.S. government. If Contractor become aware of any actions or omissions of Owner that Contractor believes may cause a Unit not to qualify for tax credits, Contractor shall provide Owner with reasonable notice of such actions or omissions.

11.The Parties agree that no new Inspection, Tests, Analyses and Acceptance Criteria (“ITAACs”) have been issued or proposed as of the Effective Time that would affect the GCSDs or entitle the Contractor to a Change Order.

12.The Parties shall cooperate in good faith to develop a new milestone payment schedule (“Construction Milestone Payment Schedule”) to include all unpaid or overpaid amounts. While such good faith efforts are ongoing, Owner agrees to make payments to Contractor in the amount of $100,000,000 per month for the first five (5) months following the Effective Time. Said payments shall be in lieu of all payments for Fixed Price, Firm Price, Target Price and Time and Material Work. Once developed, Contractor agrees that Owner is to make such payments to Contractor according to the Construction Milestone Payment Schedule, instead of the existing Payment Schedules. If the Parties fail to agree to a Construction Milestone Payment Schedule by the date that is six months from the Effective Time, the matter shall be referred to the Dispute

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Resolution Board (“DRB”) process for resolution. Unless otherwise agreed by the Parties, the DRB shall issue its report on the Construction Milestone Payment Schedule within sixty (60) days. For the 60 day period during which the DRB is reviewing the Construction Milestone Payment Schedule, Owner shall pay the sum of $100,000,000 per month in lieu of all other payments, and such payments will be treated in the same manner as the payments referenced in paragraph 3.

Contractor will continue to invoice Owner according to previous procedures (i.e. Contractor will provide parallel invoices for Target, T&M, and Firm and Fixed Price categories) to enable calculation of the amount by which the payments described in paragraphs 3 and 12 exceed what would otherwise be due Contractor. After these advance payments cease, the excess or deficit portion of such advance payments shall be adjusted against future invoices submitted by Contractor to Owner under the EPC Agreement, at the Owner’s sole discretion. Actual payments will be trued up to parallel invoices in months 6, 12 or when the Option Amendment becomes effective.

In the event that the Option Amendment is exercised and takes effect, the actual payments made under paragraphs 3 and 12 will be deducted from the amount referenced in section 1 of the Option Amendment. If the Option Amendment does not take effect, billing procedures for Target and T&M Work scopes will revert back to the EPC Agreement terms, as amended, incorporating the adjusted terms in paragraph 3 above, and Firm Price and Fixed Price scopes will continue to be billed based on the Construction Milestone Payment Schedule. For the avoidance of doubt, the cash flows of the Construction Milestone Payment Schedule will be reduced to reflect the lower amounts remaining in the Fixed Price and Firm Price categories as defined in Exhibit H of the EPC Agreement.

13.Within ten (10) days of establishing the Construction Milestone Payment Schedule, Owner shall advance a deposit of seventy-five million dollars ($75,000,000) with the Contractor.

a.	After the deposit is made, Owners will not be obligated to pay to Contractor the disputed portion of any invoiced amounts submitted by Contractor to Owners.

b.
The Parties shall revise the dispute resolution procedures in Article 27 of the EPC Agreement to eliminate the requirement or ability to institute litigation during the course of the Project absent a suspension or termination of the EPC Agreement.

c.	The Parties shall establish a DRB process for the interim, non-final resolution of disputes, as described more fully in paragraph 16 below and Exhibit E.

d.	Owner agrees to make payment to Contractor within thirty (30) days of any award entered in favor of Contractor by the DRB.

e.	At Project completion, the deposit amount of $75,000,000 shall be credited against Owner’s final milestone payment owed Contractor.

14.The definition of “Change in Law” in the EPC Agreement is modified so that a Change in Law occurs only in case of (a) the formal written adoption by a Government Authority of a new statute, regulation, requirement or code that did not exist as of the date of the October 2015 Amendment; or (b) where the NRC is the involved Government Authority, the NRC’s official issuance or promulgation, after the date of the October 2015 Amendment, of a final and official

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version of Regulatory Guides (NUREGs), Branch Technical Positions, Standard Review Plans, Interim Staff Guidance, Bulletins, Orders, or written directives, in which NRC acknowledges a new regulatory requirement or a change to an existing requirement that did not apply before the date of the October 2015 Amendment. Where Contractor cannot demonstrate a Change in Law under this paragraph, Contractor shall also be precluded from claiming that the purported Change in Law is an Uncontrollable Circumstance.

15.The Parties agree to participate in meetings with the Nuclear Regulatory Commission ("NRC") and develop strategies in an effort to alleviate issues that have arisen due to the NRC's inspections at the Project, while still affording the NRC the ability to conduct appropriate inspections. Owner cannot agree in advance to adopt the Contractor’s position on every issue, but Owner will work with Contractor in good faith. In the event the Option becomes effective, Owner shall have no obligation to pay Contractor for regulatory support associated with License Amendment Requests or ITAACs, except those that arise due to a Change. In the event the Option Amendment does not become effective, such matters shall be submitted to the DRB process established pursuant to this October 2015 Amendment. For the period of time between the Effective Time and the Option Deadline, the Parties agree to suspend the DRB process for matters relating to regulatory support associated with License Amendment Requests and ITAACs. In the event the Option Amendment does not become effective, the suspended DRB matters will be administered. If the Option becomes effective, those matters suspended by the preceding sentence shall be deemed to be included in the Fixed Price.

16.Consistent with paragraph 13 above, Article 27 of the EPC Agreement is revised to eliminate the requirement or ability to bring suit during the course of the Project. The Parties agree to empanel a DRB for the interim, non-final resolution of disputes in accordance with the Dispute Resolution Agreement that is attached as Exhibit E.

17.Owner hereby waives and cancels the Chicago Bridge & Iron Parent Company Guaranty. Owner agrees that Contractor shall be relieved of any obligation to furnish a parent company guaranty on behalf of S&W under the EPC Agreement. Owner and CB&I shall execute a mutual release of all claims relating to the EPC Agreement, the Project, the S&W Parent Guarantee and the CB&I Guarantee.

18.The Parties agree to hold a face-to-face meeting among Owner, Westinghouse, the President and Chief Executive Officer of Power Systems Company, and Mr. Shiga Shigenori, the Representative Executive Officer and Corporate Senior Executive Vice President of Toshiba Corporation (or his successor) to allow Owner to describe its concerns with the Project to date and to discuss Toshiba's commitment to completing the Project and to the terms of this Agreement. In addition, at Owner’s option, Toshiba, Owner, Contractor, and Fluor will hold quarterly meetings to discuss Project progress.

19.Contractor's profit on any future Change Orders under the EPC Agreement shall be capped at 7 ¾%.

20.The Parties agree that Article 13.3 is deleted from the EPC Agreement.

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21.The provisions of Section 8.6(d) of the EPC Agreement are revised to provide that SCE&G or Santee Cooper shall not be required to furnish Contractor with an irrevocable, standby letter of credit, provided the Credit Rating of SCE&G or Santee Cooper, as applicable, remains at or above investment grade (Standard and Poor’s BBB-; Moody’s Baa3). If the Credit Rating of SCE&G or Santee Cooper falls below investment grade, Contractor may request the letter of credit, and SCE&G or Santee Cooper must furnish the letter of credit at no expense to Contractor.

22.The Parties agree to cooperate with respect to the involvement of Owner’s Project consultant and/or Owner’s Engineer with the work scheduled to be done by Owner’s consultant.

a.	Contractor shall carefully consider all matters raised by the consultant, however the consultant shall have no authority to direct the Work of Contactor.

b.
Contractor agrees to provide the consultant with access to relevant documents reasonably requested by the consultant, provided such documents are necessary for the consultant to complete its work for Owners.

c.
For relevant documents provided under subparagraph (b) above, Contractor may provide confidential and proprietary documents in redacted form, including redaction of any pricing information. Contractor will provide unredacted documents to the consultant, provided Contractor determines in its reasonable discretion that it is given suitable protections from Owners and/or the consultant against misuse or further disclosure of such documents.

23.Contractor acknowledges Owner’s right to discuss any and all operational and project execution issues with the Vogtle owners. Owner is not permitted to disclose to the Vogtle owners information relating to any disputes, commercial issues or the terms and conditions of this agreement and any related documents or agreements.

24.All capitalized terms in this October 2015 Amendment, except for those defined in this October 2015 Amendment, shall have the meanings given to them in the EPC Agreement.

25.All provisions of the EPC Agreement not modified, expressly or by necessary implication, remain in full force and effect. All Exhibit references are to this October 2015 Amendment.

26.While the Parties acknowledge the existence of various confidentiality agreements between themselves, they also recognize that certain disclosures must be made to satisfy various securities laws and for regulatory purposes. Each Party is free to make such disclosures as it deems prudent, but the disclosing Party must provide a copy of any intended written disclosure to the other Parties before such disclosure is made.

27.Upon execution of this October 2015 Amendment, Contractor will provide written details of its relationship and structure with Fluor, including a scope of work description, sufficient to allow the Owner to understand the roles and responsibilities of Fluor on the Project. In the event of a material change in the relationship, structure, or scope, Contractor will provide details of the

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change. In the event the Option Amendment does not become effective, Contractor shall submit construction related billings consistent with the existing provisions of the EPC Agreement.

28.To the extent not prohibited by its existing contracts, Contractor agrees to afford Owner and Owner’s consultant access to its facilities and those of its suppliers and subcontractors at any tier, for the purpose of completing Owner’s consultant’s assessment and monitoring of the Project and the Project Schedule.

29.In the form of Exhibit F, Contractors will provide written consent of Toshiba Corporation to this October 2015 Agreement, affirming that the corporate guaranty of Toshiba remains in place, notwithstanding this October 2015 Agreement. This signed exhibit must be provided to Owner’s prior to the Effective Time.

[Balance of Page Intentionally Blank]

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IN WITNESS WHEREOF, the Parties have duly executed this October 2015 Amendment to the EPC Agreement as of the date first above written, with Toshiba Corporation, as the parent corporation of Westinghouse, indicating its express consent hereto.

SOUTH CAROLINA ELECTRIC & GAS
COMPANY, for itself and as agent for South
Carolina Public Service Authority

By:	/s/Kevin B. Marsh
Name:	Kevin B. Marsh
Title:	Chairman & CEO

WESTINGHOUSE ELECTRIC COMPANY LLC		STONE & WEBSTER, INC.
By:	/s/Danny Roderick	By:
Name:	Danny Roderick	Name:
Title:	President & Chief Executive Officer	Title:

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Exhibit A

Count	Issue	Issue Description	Deliverable
29	CAS and PRS Support

Primarily due to delayed design completion, the simulators delivered by the Consortium (intended to be PRSs) to the Owner do not have the functionality to support being certified by the Nuclear Regulatory Commission. As a result, the Owner has had to pursue the CAS alternative due primarily to repeated delays in ISV testing by the Consortium, which have most recently impacted the completion of ISV testing in time to support the Owner NRC exams that had been scheduled to occur in May
2015. This issue puts at risk the Owner’s ability to train and certify operators in time to support Units 2 and 3 fuel loads.

(1) At no additional cost to Owner, Westinghouse to provide a Commission Approved Simulator to include: All fixes as identified to support a successful CAS implementation (fixes delivered, support to install, and fixes to fixes as necessary); End state deliverable is a simulator ready and capable of conducting license operator exams

(2) If CAS is unsuccessful, at no additional cost to Owner, WEC to provide: All ISV/HEDs (Priority 1 and 2 ) fixed and included in a baseline 7+ simulator capable of closing the ISV ITAAC by June 2017; The HFE/ISV ITAAC should be closed such that we can answer the question in the NRC Inspection Procedure IP41502 for PRS “Is the ISV ITAAC closed?” Yes; The simulator must be delivered to site by June 2017; Success will be measured by successful completion of Inspection Procedure 41502 by NRC Region II resulting in us having a PRS

(3) If CAS is successful, at no additional cost to Owner, Westinghouse to provide: All ISV/HEDs (Priority 1 and 2 ) fixed and included in a baseline 8 simulator capable of closing the ISV ITAAC by Mar 2018; The HFE/ISV ITAAC should be closed such that we can answer the question in the NRC Inspection Procedure IP41502 for PRS “Is the ISV ITAAC closed?” Yes; The simulator must be delivered to site by March 2018; Success will be measured by successful completion of Inspection Procedure 41502 by NRC Region II resulting in us having a PRS.

(4) Commercially, CAS, CAS fixes and BL7+ ITAAC closure (if necessary) is all part of completion of ISV and delivery of a BL7 simulator and as such is already a paid for deliverable. As part of that, the BL8 Fuel Load baseline should be considered the deliverable for CO #19.

30	Design Basis Assessments (5 included in the scope)

Licensing and Regulatory compliance reviews of high risk portions of the AP1000 design is to uncover License and Regulatory noncompliance issues prior to Construction to preclude delays to Project completion similar to those encountered during construction of the Nuclear Island basemat in 2012. The results of these reviews have uncovered License noncompliance issues including Tier 1 and Tier 2* issues and successfully mitigated them through a Licensing or design change without adverse impact to the Project schedules. It is likely that these items would not have been uncovered prior to Construction without the undertaking of these reviews. It is also likely that, if these items were uncovered after Construction had commenced, work delays of multiple months would have been experienced while the issues were resolved. Westinghouse contends that the AP1000 design is consistent with all requirements of the Licensing Basis and that assessments are unnecessary.

Westinghouse has charged the Owners for support necessary to perform the assessments citing that no assessments were necessary. SCE&G believes that the value of the assessments to the Projects and to Westinghouse have been demonstrated. In addition to the benefits of reduced schedule and regulatory risk mentioned above, Westinghouse receives the benefit of independent assessment of key areas of the AP1000s unique design.

SCE&G requests that Westinghouse move forward with assessments (five additional assessments are desired) and cover their internal costs such that each Party participating in the review is responsible for its own cost. In this manner, each Party shares in the costs and benefits through reduced Project schedule risk and reduced regulatory risk.

31	WEC home office and site licensing efforts

For Contractor initiated Design Changes, processing Contractor’s desired changes to the design and licensing basis is resource intensive. The Contractor has initiated and processed thousands of DCPs and hundreds of LCPs. Changes are made at the request of the Contractor for convenience or in order to address challenges within the Contractor’s original design that was purchased by the Owner under the EPC Agreement. The Owner has incurred considerable cost to process Contractor’s desired changes to the VCS 2/3 licensing basis. Such changes are made for the Contractor’s convenience. The EPC did not account for the changes to the licensing basis requested by the Contractor. The EPC was based on Owner purchase of a design from the Contractor and the Owner has incurred costs to allocate resources and obtain additional contract assistance in order to support Contractor requested changes. In addition, Contractor has requested reimbursement of expenses for implementing changes to the extent that work relates to site-specific Tier 1, Tier 2*, COL, or Tech Spec requirements. An example is the EP ITAAC Table 7.5-1 and 7.5-201 in COL Appendix C. These tables were cited by the NRC as an EP ITAAC to show required plant equipment to support EP. This equipment was also described in the DCD and if changed by the Contractor requires a site specific supporting change to the COL.

Subject to Paragraph 15 of the October 2105 Amendment, Westinghouse should be responsible for its costs incurred to make changes to the Owner’s Current Licensing Basis (CLB), attributable to its DCPs and LCPs. This includes efforts to resolve Owner comments prior to incorporation of change into the VCS 2/3 CLB, whether made on a draft or final revision of the proposed change package. It is reasonable to expect that some changes may require multiple comment review cycles due complexity and number of parties involved. Westinghouse should also be responsible for its costs incurred for implementing changes to the extent that work relates to site-specific Tier 1, Tier 2*, COL or Tech Spec requirements. The Owner will be responsible for Owner-directed changes.

32	WEC’s position on CB&I Service claim against WEC for CV costs (delay and other)

CB&I Services (WEC’s subcontractor) Containment Vessel safety-related Work was delayed from January 19, 2011 through July 31, 2011. WEC invoiced the Owner
$1,405,811.35 (Target Price). CB&I Services’ work was delayed due to CB&I Services’ ineffective QA program; Westinghouse and its subcontractors are required to have a QA program that meets the requirements of the EPC Agreement. The Owner should not be liable for any charges associated with a delay period during which CB&I Services had to take actions necessary to meet its contractual QA program obligations.

WEC should retract this invoice as no longer owed by the Owner. Whatever settlement WEC reached with CB&I Services associated with this delay should remain between WEC and its subcontractor. No further invoices will be issued to Owner related to the costs for schedule delay impacts on the CV unless related to a Change under Article 9 of the EPC Agreement.

33	Secondary Lab and Sampling Room in Turbine Building

Per Exhibit A of the EPC Agreement, the Turbine Building is to be provided as a complete structure and finishes inclusive of all equipment, components and commodities. Consortium's position is that they are entitled to a Change Order for the completion of Secondary Chemistry Laboratory including utilities (e.g. gas lines, water lines, faucets, drain lines, electrical outlets) and fixtures (e.g. sampling panels, fume hood, sinks, high purity water treatment unit) to be located in the laboratory that interface with multiple plant systems including the Main AC power System, Waste Water System, Potable Water System, Demineralized Water System, and the Turbine Building Ventilation System.

The Consortium should supply the secondary chemistry lab furnished to the scope of supply outlined in the attachment titled “Secondary Chemistry Lab Scope of Supply” attached to SCE&G letter NND-15-0085 dated February 4, 2015.

34	Site inspections and Vendor Inspections by NRC

For site inspections performed by the NRC, because the Contractor is responsible for design, construction, and testing of the AP1000 and maintains responsibility for the Facility Information during construction, the Contractor is obligated to provide knowledgeable personnel to support NRC inspections associated with design, construction and testing. These personnel may include subject matter experts whose work location is off site. From time to time, certain inspections may be generic in nature or rely solely on software/services. For these inspections it may be most effective, for all parties, to execute the inspection at the specific Contractor work location. This location may be off site at a contractor facility. For inspections performed by the NRC at Contractor's vendor facilities, it is the Owner’s reasonable expectation that the Contractor and Contractor’s vendors retain responsibility of Vendor inspection support. There has been no Change in Law since agreement of EPC. In fact, the NRC specifically identified their intended vendor inspection activities to include ITAAC on 6/27/2007 through SECY-07-0105. The inspections performed at vendors assure compliance with Appendix B and 10CFR21 as required by procurement documents. These inspections are not intended to confirm ITAACs but to ensure the associated QA activities are implemented in accordance with Appendix B.

At no additional cost to Owner, Westinghouse to provide the Owner with all information requested by NRC inspectors and any information requested by the Owner to properly prepare for the inspection, in addition to routine oversight. Westinghouse will need to coordinate with their vendors, as needed, to address NRC questions related to ITAAC associated activities performed by vendors or sub-vendors. For any NRC violations requiring licensee response, related to work activities within Contractor scope, the Contractor will provide information to Owner as requested by Owner to respond and address the violation. Depending on significance, these activities may require additional engineering effort or re-work in the field. For Conditions Adverse to Quality (CAQ) which have been evaluated for 10 CFR 50.55(e) reportability or are associated with an NRC Finding, the Contractor is obligated to provide any Causal Analysis which has been performed for Owner review to support any follow up. The NRC expectation is that in accordance with 10 CFR 52.99, the Owner considers vendor inspection findings during ITAAC closure. As such, the Owner expects Contractor to share information pertaining to vendor/contractor notices of nonconformance identified by NRC and their resolution to support ITAAC closure. It is also reasonable that the Contractor share inspection results with the Owner after inspection exit to ensure the Owner can capture any issues potentially affecting ITAAC into the Corrective Action Program in a timely manner. Finally, the nature of the standard plant design obliges the Contractor to successfully manage NRC vendor inspections to support construction and operation of the first AP 1000 plants.

35	ID/labeling of subcomponents

Labeling of the plant is a Consortium (construction) responsibility as outlined in the Agreement, related Project Execution Plans, and other related Project documents. In accordance with Exhibit A.2, titled "Phase II," of the Agreement, the Consortium is to provide the Owner with "one (1) or two (2) complete AP1OOO Nuclear Power Plant Units ...except for those items listed in Table 1 as Owner's Responsibility." This section further describes the AP1000 Nuclear Power Plant Units as the Standard Plant description as described in Revision 16 of the AP1000 Design Control Document (DCD). Section 18.8.4.1.9 of Revision 16 of the AP1000 DCD, titled "Coding and Labeling, states the following as it relates to labeling of components: “Equipment located in the AP1000 has a unique identifier and plant descriptive name. The configuration management system includes the identification of the equipment in the plant. Each component is assigned an identifier during the design process. The identifier is maintained through manufacturing, construction, and operation. The components are labeled according to the assigned identifier. These labels help avoid errors in operating or working on the wrong equipment and in reporting problems or conditions observed in the plant. The labels help reduce the training burden for operating and maintenance personnel. Color, syntax, abbreviations and symbols are consistently applied. The labels are located in an easily visible location on the component and are not hidden by insulation, equipment covers, or surrounding equipment. Labels are fastened to the component to prevent easy detachment of the label." APP-GW-GZP-002, "AP1000 Component Identification Labeling Procedure" contains guidance for Project groups to use in developing and affixing component identification and operator aid labels. This document lays out roles and responsibilities, label content, label material, and label placement. This procedure has been reviewed and endorsed by the Owner as an acceptable method for labeling the AP1000 Plant. Further review of the Project Execution Plans for System Turnover (APP- GW-GBH-350, Rev. 0) indicate that all system tagging labeling installation is a pre-requisite responsibility of Construction prior to turnover to Pre-Operational Testing. This approach is consistent with the expectations of SCE&G for system turnover and collaboration of station personnel in the testing and startup activities. In addition, it is the Owner’s understanding that the current Work In Progress (WIP) MELs exclude the following equipment types and are not anticipated to be numbered or labeled (note: this list is not comprehensive): Subcomponents to skids and packages; Components within I&C and Electrical Cabinets (breakers, switches, and etc.); Fuses (Master Fuse List required per UFSAR); Pipe Hangers/Snubbers; Electrical equipment controls (i.e., solenoid valves for equipment).

Consortium to provide a plan outlining the labeling of the V.C. Summer AP1000 Nuclear Power Plant. At no additional cost to Owner, Consortium to label the V.C. Summer AP1000 Units 2 and 3 in accordance with APP-GW-GZP-002.

36	FPOT/F3POT

The Owner’s position is that the Consortium is responsible for all testing in accordance with Article 11 of the EPC Agreement. This testing includes the First Plant Only Test (FPOT) and the First Three Plants Only (F3POT). The Owner acknowledges that the Consortium made an effort to take credit for the China FPOT and F3POT and results, but that the NRC was not supportive of this approach. As a result, the Consortium has incorporated the FPOT and F3POT into the testing program and schedule to be performed on site for the Units. The Owner agrees with including this testing in the T&M scope of work in the EPC Agreement, but does not agree that this testing is outside the EPC Agreement scope and warrants a change order. The Consortium and Owner positions are included in VSP_VSG_002399 and NND-13-0486, respectively.
The Consortium to perform the FPOT and F3POT as part of the testing program in accordance with Article 11 of the EPC Agreement.
37	Timely access to vendor technical manuals.

The Owner needs information turnover to develop the programs, processes and procedures to operate the plant. Furthermore, the Owner needs those documents produced and delivered in a timely fashion to facilitate the proper level of Owner review and acceptance. To date, the flow of engineering information not directly used to build the plant, i.e. placed in ShawDocs, has been insufficient. The EPC references in a number of locations that the Consortium will provide various documentation to the Owner prior to system turnover. Section A.2 states that “Documentation to be provided by the Contractor to the Owner as developed for the Facility as listed in Table. 2” and section 3.3.3 states “Contractor shall provide to Owner the necessary inputs, test procedures, technical manuals, and other Documentation related to forgoing tests.” The Owner interprets these statements to mean that as the documents are developed to a revision 0 product, they will be made available to the owner via ShawDocs or CAPA.

As the documents are developed (revision 0), at no additional cost to Owner, Westinghouse to make those documents available for Owner review. For example, if the RCS system design is complete, those documents, to include vendor technical manuals, should all be available for owner review and acceptance, well before the system testing has begun. This process should begin immediately.

38	BEACON

The WEC AP1000 reactor Standard Plant design contains a core power distribution measurement system designated as the Incore Instrumentation System (IIS). The AP1000 has been designed to use the BEACON system as part of its required control system. BEACON is an advanced core monitoring and support package. According to DCD Revision 16, this online core monitoring system provides the operator with the current allowable operating space, detailed current power distribution information, thermal margin assessment and operational recommendations to manage and maintain required thermal margins. It is understood that the AP1000 Standard Plant initial startup cannot occur without BEACON hardware and software and, as the AP1000 is designed, it cannot be operated without BEACON. In addition, per the Agreement, WEC is obligated to provide to Owner an AP1000 Standard Plant as described in DCD Revision 16. For the IIS, the system is to be supplied complete and inclusive of all equipment, components and commodities including any specialty handling tools and equipment as described in the DCD.
WEC to provide BEACON-DMM hardware and software to support fuel load, startup testing and operations as part of the EPC Agreement and without additional charge to the Owner.

Confidential Trade Secret Information - Subject to Restricted Procedures

39	Shield Building Door, Annex, Auxiliary Building, Aircraft Impact Assessment.
The Consortium sent to Owner Notice of Change letters (VSP_VSG_003096 and VSP_VSG_003450) claiming that a new NRC Rule entitled “Consideration of Aircraft Impact for New Nuclear Power Reactors” (the AIA Rule) impacts other structures in the Nuclear Island. Specifically, the Consortium claims that it is required to make changes to the Annex and Auxiliary Buildings’ wall design, as well as Annex and Auxiliary and Shield Building doors to comply with the NRC Rule. The Consortium further claims that this scope of work is outside that of the EPC Agreement and warrants a change order. The Owner has taken exception to the Consortium claim in NND-15-0007 and NND-15-0323 based on the availability and knowledge of the draft AIA Rule prior to execution of the EPC Agreement and the comprehensive Agreement between the Consortium and the Owner executed on July 11, 2012 and resolving all issues associated with the AIA Rule impact.

Consortium to implement the necessary design and construction changes to the Shield Building Door and Annex and
Auxiliary Buildings impacted by the AIA Rule in accordance with the EPC Agreement and July 11, 2012 Agreement

40	Loss of Large Areas of the Plant due to Explosions or Fire Testing
On March 27, 2009, the NRC amended 10 CFR Part 50 and 10 CFR Part 52 with new requirements to address loss of large areas (LOLAs) of the plant due to explosions or fires from a Beyond Design Basis Event. The NRC issued Interim Staff Guidance DCD/COL-ISG-016 to assist new applicants or holders of COLs to address the LOLA requirements. These requirements were not included in DCD Revision 16, which is the design basis for the Agreement (Reference 1). In Reference 2, Owner notified the NRC that changes would be made to a future revision of the V.C. Summer Units 2 & 3 COLA in accordance with 10 CFR 52.80(d) and 10 CFR 50.54(hh)(2) to address LOLA. Owner provided the NRC with a Mitigative Strategies Description (MSD), which described the preoperational testing required to provide a reasonable confirmation of adequate spent fuel pool spray coverage. These requirements were incorporated into Owner’s COL Section 2.D.(12).(e).8 as a license condition. The Consortium has offered to perform this work for SCE&G as a change order.
Consortium to perform the testing and other work required to meet Owner’s LOLA obligations under the COL Section 2.D.(12).(e).8 as a license condition at no additional cost to Owner.
41	Pre-Service Testing Program Development, Pre-Service Test Conduct, ITP

The Owner and Consortium have a difference of opinion on the Initial Test Program scope as related to the following items referenced in VSP_VSG_003669:
1. Pre-service testing, including baseline in-service testing
2. Initial core load and post core load vessel assembly
3. Any spent fuel pool spray flow and makeup testing required to support the Loss of Large Area (LOLA) Mitigation Strategy Document (reference item 40 on
Commercial List)
4. Cooling Towers testing
5. Preoperational testing for: a. Storm Drains; b. Site-specific Seismic Monitoring System; c. Offsite AC Power Systems; d. Raw Water System; e. Sanitary Drain System; f. Fire Brigade Support Equipment; g. Portable Personnel Monitors and Radiation Survey Instruments; h. Physical Security Plan equipment implied in UFSAR Section 14.4.5; and, i. External/Offsite Communications The Consortiums position is that these items are not included in the EPC Agreement scope. The Owner’s position is that the items above are in the EPC Agreement ITP scope.
Additional ITP expectations include the following:
1. All FPOT and F3POT testing and associated activities to include test specification and procedure development, material/equipment procurement, test planning, test scheduling, test performance, data analysis and generation of final test report. Reference item 36 on Commercial List.
2. All testing associated with “site specific” systems listed in EPC Agreement Exhibit A, Table 1. Activities to include test specification and procedure development, material and equipment procurement, test planning, test scheduling, test performance, data analysis and generation of test report.
3. ASME Pre-service Test Plan development and implementation as noted in the first section above based on the current revision of the ASME-OM document.
4. Steam Generator Moisture Carryover Test procedure development, material and equipment procurement, test planning, test scheduling, test performance, data analysis and generation of test report. Reference item 45 on Commercial List
5. Large Area Testing. Reference item 40 on Commercial List.
Consortium to include all of these items in the ITP at no additional cost to Owner.
42	Procedure revisions from Technical Specification Upgrade (Owner, WEC 50/50)

This issue deals with LAR 13-037 (Technical Specification Upgrade) and the Owner’s position that the technical specifications as written were not usable and would not allow the Owner to successfully operate the plants (reference NND-14-0479). Technical specification examples were given in NND-14-0479 relating to the Steam Generator Isolation Valves flow path, Reactor Coolant Pump minimum flow parameters and the Radioactive Effluent Control Program.

Contractor to provide a proposal to APOG for the requested scope per letter dated October 7, 2015 from APOG with subject: APOG-2015-007 Request for Quote - Technical Specifications Upgrade Impacts. Scope will be performed in accordance with and under the terms of an APOG purchase order. In the event the work is not performed through APOG, Westinghouse to provide technical specifications that are technically accurate and easily understandable and Contractor to complete items #1-5 in VSP_VSG_002989.

43	Providing As-Built Drawings

EPC Table 2-1 makes reference to As-Built and As-Designed separately from each other. Consortium members have verbally communicated that they interpret As-Built to be the As-Designed document combined with the associated change documentation. This is not consistent with SCE&G’s understanding of the term As-Built. WEC procedure APP-GW-GAP-615, Appendix F5 states - To pass release for the core load and turnover to the Owner, the design shall: The design input document shall have no open items or unincorporated changes; Design output documents shall be complete, numeric, and consistently relate to the design input document. A numeric revision, verified compliance document is required and shall demonstrate that the design output documents have met all design input requirements. Design output shall have considered and reconciled the impact from as built and as-tested conditions that may impact core load. NRC Inspection Manual, Inspection Procedure 65001, “Inspections of Inspections, Tests, Analyses and Acceptance Criteria (ITAAC) Related Work”, Attachment 65001.A, requires the following: 02.04 Review As-Built Deviations / Non-Conformances: a. Review a sample of documents that were used to identify differences between the as-designed and as-built SSCs to determine if: i. The difference, if not corrected to comply with the as-designed conditions, was properly documented and incorporated in the final as-built drawings.

To preclude any discussion or confusion regarding what may or may not impact core load, at no additional cost to Owner, WEC to turn over to SCE&G all documents as described in EPC Table 2-1, in an as-built state, with all changes and dimensional discrepancies incorporated into the document. Owner understands the engineering backlog on change paper is growing and immediate actions are required to be able to deliver “clean paper”. Owner understands that additional changes may occur after Turnover and is prepared to address processes to handle these changes.

44	Operating Procedure Configuration Control (Owner to incorporate All post-Baseline 7 Design Changes)

Westinghouse continues to make design changes to the Facility that effect standard operating procedures delivered to the Owner. Identification of the affected procedures is essential to ensure that the operating plant procedures are consistent with the plant design as required.
At no additional cost to Owner, Westinghouse to identify the impact of all design changes on operating procedures and provide this information to Owner.
45	Steam Generator Moisture Carryover Test	Refer to item 41 on Commercial List.	Refer to item 41 on Commercial List.
47	Communication System and BIS Power Allocation
For the Communication System issue, the initial Consortium design did not take into account the site layout of the plants sold to SCE&G. Designs were for a single unit and ended at the security fencing. The Consortium's initial position was that their responsibility for wireless and wired phones, paging system, radios and networking systems ends at the “fence line.” SCE&G contends that the Consortium is responsible to extend these systems to the site specific areas like RWS intake structure, CWS cooling towers, and OWS facility.

For the BIS Power Allocation issue, power allocated for Communications is not sufficient for SCE&G needs (e.g. powering phones, cameras, etc.). Per design documents, 48.6kW total power was allocated for both BIS and EFS networks. EFS would be allocated 35kW with the remaining 13.6kW allocated for BIS. SCE&G determined that the BIS power use was 38.4kW versus the 13.6kW allotted in the design.

For the Communication System issue, Consortium letter VSG_VSP_002475 dated October 9, 2013 established an acceptable DOR addressing the majority of the issues and site layout change order 26 resolved the remaining issues.

For the BIS Power Allocation issue, Consortium to work with Owner to achieve adequate BIS power to support SCE&G communication needs at no additional cost to Owner.

Confidential Trade Secret Information - Subject to Restricted Procedures

49	Site Security System Backup Power

AP1000 Design Change Proposal APP-GW-GEE-2710 “Annex Building Security Features Update” identifies the back-up duration for the security system to be less than that identified in APP-GW-GLR-066 “AP1000 Safeguards Threat Assessment” and section 3.6.9 of NUREG-1793, “Final Safety Evaluation Report Related to Certification of the AP1000 Standard Design.” The Owner does not accept this reduction in back-up power reduction as referenced in NND-14-0689.

Westinghouse to provide the required back-up power duration. The Owner is willing to consider the reduced back-up power duration contingent upon WEC’s integration of the Plant Security Systems (SES) for Units 2 and 3 (Reference NND-14-0689).

50	OWS Security Plan
The Offsite Water System (OWS) Treatment Facility includes security and fencing plans that have been discussed with the Consortium and incorporated in the pricing for the latest draft Change Order 17 dated May 10, 2015. Correspondence relating to the OWS Security Plan includes VSP_VSG_001469, NND-11-0444, VSP_VSG_001605 and NND-12-0034. Incremental OWS security plan costs required to meet Owner corporate standards became a commercial issue, specifically the security and fencing requirements and the fire alarm system and fire detection system. Other OWS commercial issues included in the draft CO 17 are the numbering and tagging of equipment and coatings and pipe color requirements. It is noted that the primary OWS change reflected in the draft CO 17 is the addition of the reverse osmosis system to remove bromides from the water. The Owner and Consortium negotiated a “no EPC Agreement price increase” change order for CO 17 which included the OWS security and fencing plans as well as the other items referenced herein. The draft CO 17 also includes other commercial items agreed upon by the Owner and Consortium.
That the Consortium complete the installation of the OWS security, fencing and other items above to the satisfaction of the Owner. CO 17 is addressed in Commercial List item #70.
55	PEB Design Change	The Consortium and SCE&G could not initially come to agreement on the design requirements of the Plant Entry Building.	This issue was resolved with the issue of change order 26.
57	Fire Alarm monitoring

Due to the delay in the project schedule, the Owner is concerned about the increasing value of inventory in the onsite warehouses 20A, 20B and 57 in relation to the insurability of the warehouses and their content under the Owner’s Builder’s Risk Policy. Owner has elected to implement enhancements to the fire alarm monitoring for these warehouses, which includes monitoring of sprinkler system water flow switches in the three warehouses and interconnecting the new system to the existing yard fire alarm system. On October 7, 2015, the Consortium provided to the Owner a draft CO for Owner’s review and comment.

The Consortium to install new local fire alarm control panels in Warehouses 20A and 57; the flow switches will be monitored locally at each of these 2 warehouses. A new main fire alarm panel will be installed in Warehouse 20B. This new main fire alarm panel will monitor the Warehouses 20A and 57. The new main fire alarm panel will be network connected to the existing Siemens fire alarm system using single mode fiber optic connections. Spare fibers which run between the buildings shall be assigned for this purpose. All alarms from the new warehouse fire detection system will be monitored by the existing system’s main fire alarm panel located in the main plant entry guard shack. Physical connection with the existing system’s network shall be made at the YFS fire pump house. The new fire detection system for the three warehouses will be designed as a Class B system; Class A monitoring is not required to satisfy the requirements of the authority having jurisdiction codes for these warehouses.

60	Laurens Piping Quality Issues
CB&I Laurens issued a self-imposed Stop Ship on March 12 following a CB&I Power Audit (V2015-035), which included two Level 1 findings and three Level 2 findings. Most of the issues were repeat Findings from previous Audits/Surveillances performed by CB&I Power.

CB&I Laurens issued a Stop Work Order (SWO) on all Safety Related (SR) ASME Section III piping on March 17. The issuance of this SWO was during the March NRC inspection which found many similar issues documented in the CB&I Audit (V2015-035). The major issues being addressed by the SWO are CGD and Qualification of Vendors, Internal and External Audit Programs, Document Control, and Corrective Action Program.

During CB&I Power Surveillance 2015-172, which occurred in August 2015, the surveillance team discovered that issues with CGD and Qualification of Vendors had not been fully addressed by CB&I Laurens. This was also noted as an indicator that the corrective actions with the CAP had not been fully effective.

July 2015, CB&I Site QC inspection of pipe spools not signed off by Laurens ANI resulted in an approximate reject rate of 65%. These were due to minimum wall violations, dimensional issues, and misfabrications. These results have raised questions on inspection methodologies between Summer, Laurens, Vogtle, and Source Inspection.

An additional CBI Laurens self-imposed SWO was put in place on 10/09/15 regarding the incorrect VALVES being place in a pipe spool. The preliminary investigation determined that this does not affect Section III Safety Related pipe spools and has only effected a single spool. However, this investigation is only preliminary and a full Extent of Condition has not been performed. In addition to the Laurens SWO CBI Power has issued QRL restrictions for shipping of Laurens ASME SR spools unless they are released (after enhanced inspection) by the CB&I site QA Directors. Currently Pipe Spools have only been released in phases 1-3 of a 4 phase SWO. No spools will be released to phase 4 until completion of First Article Survey(FAS) by CB&I Power. Once all Spools are completed through Phase 4, the SWO will be lifted.

1. Completion of Corrective Actions associated with stop work /stop ship and lifting of restrictions.
2. Agreement on inspection methodologies between Vogtle, Summer, Laurens, and Source Inspection.
3. Completion of Enhanced Inspections on post SWO pipe spools performed by VC Summer QC.
4. Sustainable Improvements in programmatic systems reported from Audit/Surveillance results performed by CB&I Power.

67	Common Q/Ovation MTS

Owner needs to have an Ovation MTS so Owner can train its technicians and engineers on Ovation equipment in the Ovation Maintenance and Ovation Core Team training areas. The Ovation MTS provides an offline environment with a representative sample of system hardware representing the Distributed Control and Information System (DCIS). In the plant, the Ovation platform is used for the Plant Control System, the Data Display and Processing System, and portions of the Operator Interface of the Operations and Control Centers System (collectively DCIS). Owner provided a revised scope of work to Westinghouse on September 9, 2015 and requested an updated cost proposal. [Note: Common Q MTS CO was in August 2015]

Westinghouse to provide the Ovation MTS, to include the hardware, software, documentation and support, as described in the revised scope of work, which was emailed to Westinghouse on September 9, 2015.

69	Path forward to execute CO16

CO#17 provides clarification information for CO#16. If CO #17 is to be executed, the 2 COs need to be executed together. However, the project schedule upon which
CO#16 was based no longer reconciles with the current working schedule.

1. Reach agreement with Consortium on execution of CO #16 and/or CO #17
2. If CO #16 is executed, determine whether schedule language in CO #16 should be modified
3. If schedule language needs to be modified, reach agreement with Consortium on updated language
4. Reach agreement with Consortium on whether Exhibit F schedules should be included in the CO, specific to CO #16. Consortium has proposed not including Exhibit F tables, since the information would be stale at the time of CO execution; instead the impacts of CO #16 to the Exhibit F milestones would be incorporated into an EPC Amendment.
5. Execute alone or simultaneously with CO #17

70	Path forward to execute CO17

CO#17 provides clarification information for CO#16; If CO #17 is to be executed, the 2 COs need to be executed together. However, the project schedule upon which
CO#16 was based no longer reconciles with the current working schedule

1. Reach agreement with Consortium on execution of CO #16 and/or CO #17
2. If CO #17 executed, reach agreement with Consortium on whether Exhibit F schedules should be included in the CO, specific to CO #17 (Tables F.1.6 (f-h)). Consortium has proposed not including Exhibit F tables, since the information would be stale at the time of CO execution; instead the impacts of CO #17 to the Exhibit F milestones would be incorporated into an EPC Amendment.
3. Owner to transmit agreed-to de-escalation process since it is not included in CO as Owner requested.
4. If executed, execute simultaneously with CO #16

77	TEDV DAQ Funding
Purchase agreement between Westinghouse, Southern and SCE&G is to provide the data acquisition system and capability to support thermal expansion and dynamic evaluation of plant components during testing.
Westinghouse to deliver TEDV DAQ in accordance with purchase agreement.
96	Offsite Storage and Lay down – Leases, Equipment, and FNM Per Diem (area 14, Blythewood, Metro)
During Phase I of the EPC Agreement scope of work, the Owner paid the Contractor to develop the requirements for all temporary facilities on the Site, to include warehouses and equipment and material laydown areas. The Contractor developed the requirements, was given unlimited access to the Site and was in control of the Target Price budget for construction of the appropriate facilities. The Contractor now estimates significantly more warehouse facilities and laydown area space than it originally planned. The Owner contends that this additional warehouse and laydown area space is attributed to either inadequate planning on the part of the Contractor or structural module delay. The facilities and laydown area in question at this point are the Blythewood warehouse facility, Metro warehouse facility and laydown area 18. The Blythewood warehouse is being utilized and the lease payments invoiced to the Owner have been disputed. The Metro facility renovation is essentially complete and ready to receive equipment and material. The Contractor will begin invoicing the Owner for the lease and other expenses. The Area 14 laydown area construction has been out for bids by the Contractor who has been having discussions with the Owner on the invoicing process. The Contractor claims entitlement to a change order for these warehouse facilities and laydown area expenses since they are located off-site. The Owner disagrees and is willing to treat these facilities as target scope work under the EPC Agreement with no justification for a change order. Also, the Owner’s position is that CO 8 applies which transferred target dollars to fixed/firm dollars for items such as construction equipment and field non-manual living expenses.

The Contractor invoice the Owner for the Blythewood and Metro warehouses and Area 15 laydown area construction under the Target Price category per the EPC Agreement, applying the CO 8 cost categories to the invoicing. The total costs for these facilities and laydown area will remain in dispute per the EPC Agreement due to the structural module delay with resolution dependent upon senior executive negotiations.

97	Warranty impact due to delay and specific warranty claims; and extending warranties based on actual completion dates
The warranty requirements are specified in Article 14 of the EPC Agreement. Specifically, a 24 month warranty period for Equipment begins upon the actual Substantial Completion Dates for Units 2 and 3. The presently approved Guaranteed Substantial Completion Dates for Units 2 and 3 are March 15, 2017 and May 15, 2018, respectively. The Owner’s position is that the 24 month warranty period and other warranty provisions in the EPC Agreement should be effective upon the actual Substantial Completion dates due to the structural module delay impact on the Project Schedule. Also, there are specific warranty claims that the Consortium is responsible for resolving. For example, the Units 2 and 3 Switchyard has experienced component failures, specifically related to capacitors, as noted in Owner correspondence NND-14-0335, NND-14-0337, NND-14-0514 and NND-14-0627. Other components also sustained damages, but were replaced by the Consortium with extended warranties (reference VSP_VSG_002978). The Consortium has been working with the Owner and capacitor manufacturer (ABB/Maxwell) to perform analyses and testing to determine root cause. In the meantime, capacitors have been removed from the Switchyard, which is presently operating at partial capacity due to these capacitor issues.

1. Consortium extends 24 month warranty provision and other warranty provisions of Article 14 of the EPC Agreement to be effective upon the actual Substantial Completion Dates for Units 2 and 3.
2. Consortium resolves all outstanding warranty claims, to include the Switchyard capacitor failure claim, to the
Owner’s satisfaction. This will include component extended warranties as applicable.

98	Cyber-Security
The Owner’s position is that the Consortium is committed in the EPC Agreement to provide a cyber security program for VCS Units 2 and 3 that complies with APP-GW- GLR-104, “AP1000 Cyber Security Implementation,” dated May 2007 (also referred to as TR-104). TR-104 is a requirement included in the AP1000 Design Control Document (DCD) Revision 16 which is referenced in the EPC Agreement. The Owner acknowledges that the NRC issued Regulatory Guide (RG) 5.71, “Cyber Security programs for Nuclear Facilities,” subsequent to the execution of the EPC Agreement and that there is a level of incremental scope of work which has not been satisfactorily resolved to the satisfaction of the Owner. The Owner and Consortium agreed to a Phase I Cyber Security CO (#14), which was executed on March 14, 2012
The Owner and Consortium have attempted to negotiate a Phase 2 Cyber Security CO but have been unsuccessful to date. A significant impasse dealt with the Consortium’s refusal to accept project schedule risk and mandate to Owner a release of the Guaranteed Substantial Completion date for Unit 2. A Phase 2 Cyber Security technical scope of work has been agreed upon and is included in the latest draft Cyber Security CO dated February 19, 2015 (VSP_VSG_003270). This technical scope is entitled “Technical Description for Consortium for AP1000 Consortium Cyber Security Scope of Supply.” The Owner and Consortium have discussed scopes of work beyond Phase 2, although no Technical Description for Phase 3 has been defined. For example, in a previous draft Cyber Security CO dated February 28, 2013, Phase 3 scope topics were addressed to include potential warehouse modifications to handle storage and handling of Critical Digital Assets (CDA’s), the training of site personnel to deal with CDA’s and site installation and Field Change Notices associated with hardware and software modification. The Owner and Consortium have also had discussions that Phase 3 work would involve dealing with suppliers of equipment for potential smart equipment upgrades. The Owner is concerned that the negotiations on cyber security have been unnecessarily delayed as evidenced by timelines maintained by the Owner and the Consortium’s decision to hold up work on cyber security and demobilize personnel earlier this year. It is noted that the Owner had authorized dollars for the Consortium to perform cyber security work during the negotiations and had requested that the Consortium continue with the interim funding provided by the Owner.

Subject to Paragraph 4 of the October 2105 Amendment, Consortium to provide a cyber security program in accordance with RG 5.71 and accept schedule risk to meet Guaranteed Substantial Completion Dates agreed to between Owner and Consortium. All phases of the Cyber Security Program are included in this scope, which also includes the Phase 2 technical scope referenced in the draft CO dated February 19, 2015.

Disputed and Returned Payments
Exhibit B
As of August 21, 2015

WEC Claim
Regulatory Delay Claim	$83,518,046

Payment Entitlement in Dispute
Capped Esc due to Structural Module Delay	$6,275,414
Cyber Security	$374,613
Target Invoice Returns (storage, tents, firm price)	$13,289,433
Target Invoice Withholding (10%) Due to Delay and
Performance Inefficiencies	$7,657,127
Interest Expense on Returned Invoices	$2,133,198
Total	$29,729,785

No Dispute, Payments Pending CO Execution	$5,565,845
HW Escalation Calculation	$5,565,845
Total

Timing of Payment in Dispute
Progress Payments	$99,066,205
Milestones Not Complete	$11,124,299
Total	$110,190,504

EXHIBIT C
Items Not Resolved or Released under October 2015 Amendment

Description	Reference
Data Turnover and documentation required
Containment Debris Margin Increase	NND-11-0166; VSP_VSG_001218
Auxiliary Boiler design capability
Electromagnetic Capability (EMC) with Protection & Safety Monitoring System (PMS) -
American Society of Mechanical Engineers(ASME) Boiler and Pressure Vessel Code Section VIII pressure vessel over pressure protection	NND-15-0460; VSP_VSG_003682
Site Layout changes, Phase 3, due to security regulatory changes
Onsite automation/I&C Support to Owner during post initial core load
Onsite switchyard preoperational test
Plant Security System (SES) testing
Plant Security System (SES) Unit 2&3 Computer Integration

Confidential Trade Secret Information - Subject to Restricted Procedures

AGREEMENT

AMENDMENT TO THE ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT BETWEEN SOUTH CAROLINA ELECTRIC & GAS COMPANY, FOR ITSELF AND AS AGENT FOR THE SOUTH CAROLINA PUBLIC SERVICE AUTHORITY AND A CONSORTIUM CONSISTING OF WESTINGHOUSE ELECTRIC COMPANY LLC AND STONE & WEBSTER, INC., FOR AP1000® NUCLEAR POWER PLANTS

THIS AMENDMENT to the Engineering, Procurement and Construction Agreement dated May 23, 2008 (“EPC Agreement”) for the AP1000 Power Plants at the Virgil C. Summer Nuclear Generating Station (“Project”) by and between South Carolina Electric & Gas Company, for itself and as agent for the South Carolina Public Service Authority (“Owner”) and a consortium consisting of Westinghouse Electric Company LLC (“Westinghouse”) and CB&I Stone & Webster, Inc. (“S&W”), (collectively “Contractor”) is executed on behalf of Westinghouse, shall be executed on behalf S&W upon the consummation of the Transaction (as defined in the October 2015 Amendment) and shall become effective upon execution by Owner and approval of the Public Service Commission of South Carolina, so long as execution occurs by the 1st day of November 2016, unless such approval is waived by the Owner or the date is waived by the Contractor (“Option Amendment”). If execution does not occur by November 1, 2016, this Option Amendment shall be null and void in all respects. Owner and Contractor may be referred to individually as a “Party” or collectively as the “Parties.”

In consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:

1.Except as provided in paragraph 2, all remaining Work under the EPC Agreement as of the Effective Time (defined in the October 2015 Amendment referenced below) shall be converted to a Fixed Price in exchange for the remaining Contract Price being adjusted to $6.082 billion in current U.S. Dollars. The remaining Contract Price adjustment represents the cost to complete the Project beyond what has been paid through June 30, 2015. Payments made after June 30, 2015 will be credited against the $6.082 billion amount.

2.The following Time and Material Work is not included in the Fixed Price described in paragraph 1: sales tax, performance bond and insurance premiums, import duties, Mandatory Spare Parts and Extended Equipment Warranty costs (other than the costs associated with the warranty extensions provided for in paragraph 7 of the October 2015 Amendment, because those warranty extensions are at no cost to Owner). This Work will be billed under the existing terms of the EPC Agreement.

3.The categories of Target Price and Firm Price are eliminated.

4.The capitalized terms in this Amendment, except for those defined in this Amendment, shall have the meanings given to them in the EPC Agreement.

5.All provisions of the EPC Agreement not modified, expressly or by necessary implication, remain in full force and effect.

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Confidential Trade Secret Information - Subject to Restricted Procedures

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

SOUTH CAROLINA ELECTRIC & GAS
COMPANY, for itself and as agent for South
Carolina Public Service Authority

By:
Name:
Title:

WESTINGHOUSE ELECTRIC COMPANY LLC
By:	/s/Danny Roderick
Name:	Danny Roderick
Title:	President & Chief Executive Officer

STONE & WEBSTER, INC.
By:
Name:
Title:

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Dispute Review Board Agreement

THIS DISPUTE REVIEW BOARD AGREEMENT (“DRB Agreement”) concerning the Engineering, Procurement and Construction Agreement dated May 23, 2008 (“EPC Agreement”) for the AP1000 Power Plants at the Virgil C Summer Nuclear Generating Station (“Project”) is effective the ___ day of ______________ 2015, by and between South Carolina Electric & Gas Company, for itself and as agent for the South Carolina Public Service Authority (“Owner”) and a consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc., (collectively “Contractor”). Owner and Contractor may be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to establish a Dispute Resolution Board (“DRB”) for addressing all Claims, as defined in the EPC Agreement, and other disputes that may arise out of or relate to the Project and provisionally resolving such claims.
NOW, THEREFORE, in consideration of the recital, the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:
1.Owner and Contractor agree to the establishment of a DRB in accordance with this DRB Agreement to assist in timely, impartial resolution of Claims and other disputes. All Claims and other disputes arising out of or relating to the EPC Agreement shall be governed by this DRB Agreement, until Substantial Completion of both Units.

2.For Claims and other disputes under $5 million, determinations of the DRB shall be binding on the Parties.

3.For Claims and other disputes of $5 million or higher, determinations of the DRB shall be treated as binding on the Parties on an interim basis until Substantial Completion of both Units. Upon Substantial Completion of both Units, either Party may proceed de novo with dispute resolution in accordance with Article 27 of the EPC Agreement. Determinations of the DRB will not be admissible in any de novo proceedings pursuant to Article 27 of the EPC Agreement.

4.For Claims and other disputes of $5 million or higher, Owner and Contractor shall submit their written acceptance or rejection of the DRB’s report concurrently to the other Party and to the DRB within fourteen (14) days of receipt of the report. Failure by either Party to accept or reject within the specified period shall be deemed acceptance of the report by that Party. If both Parties accept the report, then it shall be final, without qualification. If one or both Parties reject the report, they shall nonetheless treat the report as binding until thirty (30) days after Substantial Completion of both Units, at which point the report will have no force or effect.

5.The process outlined in this DRB Agreement shall be the exclusive dispute resolution process for all Claims and other disputes under the EPC Agreement and shall be in lieu of the process set forth in Articles 27.3 and 27.4 of the EPC Agreement, until Substantial Completion of both Units. Thereafter, for Claims or other disputes covered by Paragraph 3 of this DRB Agreement, the Parties may proceed as stated in Paragraph 3.

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6.Within thirty (30) days of the execution of the November 2015 Amendment, each Party shall submit to the other Party for approval the names of its nominees for membership on the DRB. The Parties shall mutually agree on the three members of the DRB. Once constituted, the DRB members shall designate one of them as Chair of the DRB. The DRB shall serve until Substantial Completion of both Units.

7.Members of the DRB shall be experienced in the interpretation of contract documents, the resolution of construction disputes, and with complex power plant projects. At least one of the DRB members must be a licensed attorney. To assist the Parties in the review and approval process, nominated members shall provide the following, in addition to the nominee’s full name and contact information, to both Parties:

A.	Resume showing construction experience qualifying the person as a DRB member.

B.
Resume showing past DRB participation, if any. This resume will each DRB assignment separately, and state the name and location of the project, dates of DRB service, name of owner, name of contractor, contract value, nominating party if applicable, names of the other DRB members, and the number of disputes heard.

C.	All three members of the DRB are to be neutral and must affirm their neutrality, under oath, once the DRB is fully constituted and before the DRB takes any action.

D.
Disclosure statement describing past, present, and anticipated relationships or financial ties, including indirect relationships through the nominee’s full-time employer, if any, to the Project, and with the Parties and with all other entities directly and indirectly involved in the EPC Contract. Entities indirectly involved include Fluor, designers, architects, engineers, or other professional service firms or consultants, joint-venture partners, subcontractors of any tier, and suppliers on the Project. The disclosure statement will also disclose close professional or personal relationships with key members of the Parties and these entities.

E.	Neutrality and disclosure is a continuing obligation of all DRB members throughout the life of the EPC Contract.

F.	Each member of the DRB shall execute non-disclosure agreements as required by the Parties.

G.	No DRB member shall be allowed to act as an arbitrator or appear as a witness in any subsequent arbitration or litigation related to or arising out of the EPC Agreement.
8.Once fully constituted, the DRB will visit the project site and meet with representatives of the Parties at periodic intervals and as requested by the Parties. Any discussion and field observation shall be attended by personnel of the Owner and Contractor.

9.Owner and Contractor shall enter into good-faith negotiations to settle a dispute before referring such dispute to the DRB. These good-faith negotiations shall be involve full and timely disclosure of each Party’s position to the other Party, including the exchange, where applicable, of pertinent supporting records, analyses, expert reports, and similar documentation, and shall proceed without delay following the inception of the dispute. Such good-faith negotiations may involve the solicitation and rendering of a DRB advisory opinion as described herein.

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10.Either Owner or Contractor may refer a dispute to the DRB. The dispute referral shall be made in writing to the DRB Chair with a copy concurrently provided to the other DRB members and the other Party.

11.The dispute referral shall concisely define the nature and specifics of the dispute that are to be considered by the DRB and the scope of the determination requested. The DRB Chair shall confer with the Parties to establish a due date for delivering pre-hearing submittals, and a date, time, and location for convening the DRB hearing. Hearings shall be convened, at a location mutually agreed by the Parties. Absent such agreement by the Parties, the DRB shall determine the location of the hearings.

12.The procedures governing the hearings shall be established by agreement of the Parties. Absent such agreement, the DRB shall establish such hearing procedures.

13.The DRB’s determination of a dispute will be formalized in a written report with format as determined by the DRB and signed by all DRB members. The report shall consist of a concise description of the dispute, short statements of each Party’s position, findings as to the facts of the dispute, discussion and rationale for the determination, and the determination. The report shall be submitted concurrently to the Parties, no later than thirty (30) days after completion of the hearing as agreed by all Parties.

14.Owner and Contractor shall each bear their respective costs and attorney’s fees. Owner and Contractor shall equally bear the cost of the DRB’s services.

IN WITNESS WHEREOF, the Parties have duly executed this DRB Agreement as of the date first above written.
SOUTH CAROLINA ELECTRIC & GAS
COMPANY, for itself and as agent for South
Carolina Public Service Authority

By:
Name:
Title:

WESTINGHOUSE ELECTRIC COMPANY LLC
By:
Name:
Title:

STONE & WEBSTER, INC.
By:
Name:
Title:

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EXHIBIT F
CONSENT OF GUARANTOR
This Consent is made by TOSHIBA CORPORATION (“Guarantor”), a corporation duly organized and existing under the laws of Japan and the indirect parent of Westinghouse Electric Company LLC (“Westinghouse”).
WHEREAS, Westinghouse and Stone & Webster, Inc. (“Stone & Webster”, and collectively with Westinghouse, the “Contractor”) and South Carolina Electric & Gas Company, for itself and as agent for the South Carolina Public Service Authority (collectively, the “Counterparty”) are parties to the Engineering, Procurement and Construction Agreement between the Contractor and the Counterparty, dated as of May 23, 2008 (the “Agreement”); and
WHEREAS, in connection with the Agreement, Guarantor executed and delivered to Counterparty a guaranty of the payment obligations of Westinghouse under the terms of the Agreement (the “Guaranty”); and
WHEREAS, the Agreement is being amended by an Amendment dated October 27, 2015 (the “October 2015 Amendment”); and
WHEREAS, Guarantor, as indirect parent of Westinghouse, shall receive benefit from the transaction contemplated by the Agreement as previously amended and as amended by the October 2015 Amendment and has agreed to give this Consent to provide assurance for Westinghouse’s payment obligations in connection with the Agreement as so amended; and
WHEREAS, Guarantor acknowledges the execution and delivery of this Consent is required by the terms of the October 2015 Amendment.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:
1.Guarantor acknowledges the terms of the October 2015 Amendment.
2.The definition of Guaranteed Obligations in the Guaranty includes all payment obligations of Westinghouse under the terms of the Agreement, as previously amended and as amended by the October 2015 Amendment.
3.Guarantor hereby reaffirms the Guaranty and agrees that, except as provided herein, the Guaranty shall remain unchanged and in full force and effect. Each and every term, covenant and condition of the Guaranty is hereby incorporated herein such that the Guaranty and this Consent shall be read and construed as one instrument.
4.The validity, construction, and performance of this Consent of Guarantor shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of laws except Section 5-1401 of the New York General Obligations Law.
IN WITNESS WHEREOF, Guarantor has caused this Consent to be executed in its corporate name by its duly authorized representative.
TOSHIBA CORPORATION

By: /s/Shigenori Shiga
Name: Shigenori Shiga
Title: Representative Executive Officer
Date: October 27, 2015

Acknowledged and Agreed by Counterparty as of this 27 day of October, 2015, by:

/s/Kevin B. Marsh
Name: Kevin B. Marsh
Title: CEO, SCANA Corp

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MUTUAL RELEASE
This Mutual Release (“Mutual Release”) is executed this 27th day of October, 2015, by South Carolina Electric & Gas Company, a South Carolina corporation having a place of business in Cayce, South Carolina, South Carolina Public Service Authority, a body corporate and politic created by the laws of the State of South Carolina (collectively, “Owners”) and Chicago Bridge & Iron Company N.V. (“CB&I”), a corporation organized under the laws of the Netherlands.
RECITALS
WHEREAS, Owners and a consortium consisting of Westinghouse Electric Company LLC (“Westinghouse”) and CB&I Stone & Webster, Inc. (“S&W”) (collectively, the “Contractor”) entered into an Engineering, Procurement and Construction Agreement with an effective date of May 23, 2008 (as amended or supplemented, the “EPC Agreement”) pursuant to which the Contractor agreed to assist Owners in the licensing of and to design, engineer, procure, construct and test two AP1000 Nuclear Power Plants and related facilities, structures and improvements known as Units 2 and 3 located at the V.C. Summer station in Jenkinsville, South Carolina, and owned by Owners (the “Project”);
WHEREAS, pursuant to the EPC Agreement, S&W furnished to Owners a Corporate Guarantee dated and effective as of May 23, 2008 and issued and executed by S&W’s then-ultimate holding corporation, The Shaw Group, Inc. (“Shaw Group”) (as amended or supplemented, the “S&W Parent Guarantee”);
WHEREAS, thereafter, in connection with the acquisition by CB&I of Shaw Group, CB&I executed and furnished to Owners a Corporate Guarantee dated April 29, 2013 (the “CB&I Guarantee”), which replaced the S&W Parent Guarantee;
WHEREAS, Contractor has submitted various notices of Change and Change Dispute Notices pursuant to the EPC Agreement that remain unresolved and various commercial issues, Change Disputes and Claims (as defined in the EPC Agreement) are pending under the EPC Agreement (collectively, “EPC Claims”);
WHEREAS, simultaneously with the execution and delivery of this Mutual Release, Owners and Westinghouse are entering into a binding Settlement and Release Agreement (the “Settlement Agreement”), with respect to, among other things, the EPC Claims;
WHEREAS, Westinghouse, S&W, an affiliate of Westinghouse (“Purchaser”), and CB&I are entering into a Purchase Agreement pursuant to which, among other things, Purchaser will purchase all of the outstanding capital stock of S&W; and
WHEREAS, effective upon the Effective Time (as defined in Paragraph 3), Owners and CB&I agree to release one another from any and all past, current and future duties, obligations, claims and liabilities arising out of or related to the EPC Claims, the EPC Agreement, the Project, the S&W Parent Guarantee and the CB&I Guarantee.

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NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained in the Settlement Agreement and herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Owners and CB&I mutually, release one another as follows.
RELEASE
1.    Effective upon the Effective Time, Owners, for themselves and their respective officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries and affiliated entities, heirs, executors and administrators (collectively, the “Owner Releasing Parties”) and each of them, hereby unconditionally and irrevocably fully release, forever discharge and covenant not to sue, except for the Excepted Party as defined in Paragraph 2 hereof, CB&I and its past, present, and future officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries, and affiliated entities, heirs, executors and administrators (collectively, the “CB&I Released Parties”), and each of them, from any and all manner of actions, controversies, suits, matters, liens, rights, liabilities, losses, debts, dues, damages, claims, guarantees, warranties, judgments, bonds, executions, obligations, accounts, fines, regulatory penalties (whether civil or criminal), costs and expenses (including attorneys’ fees) and demands (collectively, “Claims/Obligations”) of every nature, kind and description whatsoever in law or in equity, whether known or unknown, or whether suspected or unsuspected, or whether matured or un-matured, whether liquidated or unliquidated, under any theory, including joint and several liability, which Owners had, now have, or hereafter can, shall or may have against CB&I or any of the other CB&I Released Parties arising out of any manner or event relating to, or otherwise in connection with or concerning, the EPC Claims, the EPC Agreement, the Project, the S&W Parent Guarantee and the CB&I Guarantee.
2.        This Mutual Release is not in favor, and does not inure to the benefit, of S&W (being referred to herein as the “Excepted Party”) and it being understood and acknowledged that any release in favor of S&W is solely as set forth in the Settlement Agreement. Except for the Excepted Party as defined in Paragraph 1 hereof, effective upon the Effective Time, CB&I, for itself and its respective officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries and affiliated entities (but only to the extent any such subsidiary or affiliated entity is a subsidiary or affiliated entity after the Effective Time), heirs, executors and administrators (collectively, the “CB&I Releasing Parties”) and each of them, hereby unconditionally and irrevocably fully release, forever discharge and covenant not to sue, Owners and their past, present, and future officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries, and affiliated entities, heirs, executors and administrators (collectively, the “Owners Released Parties”), and each of them, from any and all manner of actions, controversies, suits, matters, liens, rights, liabilities, losses, debts, dues, damages, claims, guarantees, warranties, judgments, bonds, executions, obligations, accounts, fines, regulatory penalties (whether civil or criminal), costs and expenses (including

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attorneys’ fees) and demands (collectively, “Claims/Obligations”) of every nature, kind and description whatsoever in law or in equity, whether known or unknown, or whether suspected or unsuspected, or whether matured or un-matured, whether liquidated or unliquidated, under any theory, including joint and several liability, which CB&I had, now have, or hereafter can, shall or may have against Owners or any of the other Owners Released Parties arising out of any manner or event relating to, or otherwise in connection with or concerning, the EPC Claims, the EPC Agreement, the Project, the S&W Parent Guarantee and the CB&I Guarantee.
3.    This Mutual Release does not release any rights of S&W, the Excepted Party, it being understood and acknowledged that any release by S&W is solely as set forth in the Settlement Agreement.
4.        Westinghouse and Owners have agreed that the Settlement Agreement will automatically become effective upon the closing of the purchase by Westinghouse or an affiliate of Westinghouse of all of the outstanding capital stock of S&W (such time of closing, the “Effective Time”).
5.    This Mutual Release and the application and interpretation thereof shall be governed exclusively by the laws of the State of New York without regard to conflicts of laws principles.
6.    This Mutual Release shall be fully binding upon each Owner, CB&I and their respective legal representatives, successors and assigns.
7.    The releases contemplated by Section 1 and 2 are intended to be as broad as permitted by law, provided that nothing in Section 1 or 2 shall apply to any action by any releasee to enforce the rights and obligations imposed by this Mutual Release. Without limiting the foregoing, for the avoidance of doubt, the releases contemplated by Section 1 and 2 are intended to, and do, extinguish suspected, unmatured, unliquidated and unknown Claims/Obligations even if, confirmation, maturation or knowledge of those Claims/Obligations on the date hereof would have affected the decision to enter into this Mutual Release. The release of suspected, unmatured, unliquidated or unknown Claims/Obligations was separately bargained for and was a key element of this Mutual Release, relied upon by each party in entering this Mutual Release. The Owner Releasing Parties and the CB&I Releasing Parties shall be deemed to have, and by execution of this Mutual Release shall have, expressly waived and relinquished, to the fullest extent permitted by law, any rights or benefits they may have under state law, federal law, foreign law or common law that may have the effect of limiting the release set forth in Section 1, including any rights or benefits conferred by Section 1542 of the California Civil Code or any provision similar, comparable or equivalent to Section 1542 or successor provision to Section 1542 of the California Civil Code, which provides that: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

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8.        Each of the persons executing this Mutual Release on behalf of its respective principals warrants that he or she is legally entitled to enter into this Mutual Release and release the CB&I Released Parties and the Owner Released Parties from every claim and liability, whether potential or actual, herein referred to, and that he or she has the authority to bind his or her respective principals and has full authority to enter into this Mutual Release.
9.    Owners and CB&I acknowledge and represent that they have each relied solely upon facts obtained from their own independent investigations in executing this Mutual Release and that they each have not relied upon any statements or representations of any nature from the parties to the Settlement Agreement or any other individuals or entities, or such other parties’, individuals’ or entities’ attorneys or representatives. Each Owner and CB&I represent that they have had sufficient opportunity to consult their own legal counsel with regard to the negotiation and preparation, as well as the scope and effect, of this Mutual Release.
10.    Owners and CB&I agree to execute any further documents necessary and take such other actions as to effectuate this Mutual Release.
11.        This Mutual Release may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, Owners and CB&I execute this Release by their duly authorized representatives.
South Carolina Electric & Gas Company
for itself and as agent for the South Carolina Public Service Authority

By /s/Kevin B. Marsh

Title Chairman & CEO

Date October 27, 2015

Chicago Bridge & Iron Company N.V.

By /s/Richard E. Chandler, Jr.

Title EVP, Chief Legal Officer & Secretary

Date October 27, 2015

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MUTUAL RELEASE

This Mutual Release is entered into this 27th day of October, 2015, and becomes effective as described herein, by and among Westinghouse Electric Company LLC, a Delaware limited liability company having a place of business in Cranberry, Pennsylvania (“Westinghouse”), CB&I Stone & Webster, Inc., a Louisiana corporation with a place of business in Charlotte, North Carolina (“S&W”), and South Carolina Electric & Gas Company (“SCE&G”), for itself and as agent for the South Carolina Public Service Authority, a body corporate and politic created by the laws of South Carolina (“Santee Cooper”) (collectively “Owners”). Westinghouse, S&W and Owners may be referred to individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, Owners and a consortium consisting of Westinghouse and S&W (collectively “Contractor”) entered into an Engineering, Procurement and Construction Agreement on May 23, 2008 (“EPC Agreement”) pursuant to which Contractor agreed to design and construct two new nuclear electrical generating units known as V.C. Summer Units 2 and 3 (the “Units”) located at the V.C. Summer Nuclear Generating Station in Jenkinsville, South Carolina (the “Project”);

WHEREAS, Contractor has submitted various notices of Change and Change Dispute Notices pursuant to the EPC Agreement that remain unresolved and various commercial issues, Change Disputes and Claims (as defined in the EPC Agreement) are pending under the EPC Agreement (collectively, “EPC Claims”);
WHEREAS, Owners and Westinghouse are entering into a binding Amendment Agreement (“October 2015 Amendment”) with respect to, among other things, the EPC Claims;
WHEREAS, a Westinghouse affiliate, Chicago Bridge & Iron Company N.V. (“CB&I”), and S&W are entering into a Stock Purchase Agreement pursuant to which, among other things, Westinghouse or an affiliate of Westinghouse will purchase all of the outstanding capital stock of S&W (the “SPA”);
WHEREAS, upon the execution the SPA, Westinghouse shall execute this Mutual Release on its own behalf, and upon the consummation of the SPA (the “Effective Time”) shall cause S&W to execute this Mutual Release on behalf of S&W; and

WHEREAS, upon execution of this Mutual Release by Westinghouse and S&W, this Mutual Release shall become effective as of the Effective Time, and in the event the SPA is not consummated, this Mutual Release shall not become effective and shall be null and void in all respects.

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NOW, THEREFORE, in consideration of the recitals and the mutual promises, covenants and agreements contained in the October 2015 Amendment and herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Owners, Westinghouse and S&W hereby provide mutual releases as follows.
RELEASE
1.     Except as otherwise provided in the October 2015 Amendment (including Exhibit C to the October 2015 Amendment), upon the Effective Time, Owners, for themselves and their respective officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries and affiliated corporations, heirs, executors and administrators and each of them, hereby unconditionally and irrevocably fully release, forever discharge and covenant not to sue Westinghouse, S&W and their past, present, and future officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries, and affiliated corporations, and each of them, from any and all manner of actions, controversies, suits, liens, losses, debts, dues, damages, claims, attorney fees, guarantees, warranties, judgments, bonds, executions and demands of every nature, kind and description whatsoever in law or in equity, whether known or unknown, or whether suspected or unsuspected, or whether matured or unmatured, whether liquidated or unliquidated, under any theory, including joint and several liability, which Owners had, now have, or hereafter can, shall or may have against Westinghouse and/or S&W for any events or circumstances occurring as of the Effective Time and arising out of any manner or event relating to, or otherwise in connection with or concerning, the EPC Claims, the EPC Agreement and the Project.

2.Except as otherwise provided in the October 2015 Amendment (including Exhibit C to the October 2015 Amendment), upon the Effective Time, Westinghouse and S&W, for themselves and their respective officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries and affiliated corporations, heirs, executors and administrators and each of them, hereby unconditionally and irrevocably fully release, forever discharge and covenant not to sue Owners and their past, present, and future officers, agents, directors, partners, managing members, stockholders, owners, employees, attorneys, advisors, representatives, insurers, sureties, predecessors, successors, assigns, parents, subsidiaries, and affiliated corporations, and each of them, from any and all manner of actions, controversies, suits, liens, losses, debts, dues, damages, claims, attorney fees, guarantees, warranties, judgments, bonds, executions and demands of every nature, kind and description whatsoever in law or in equity, whether known or unknown, or whether suspected or unsuspected, or whether matured or unmatured, whether liquidated or unliquidated, under any theory, including joint and several liability, which Westinghouse and/or S&W had, now have, or hereafter can, shall or may have against Owners for any events or circumstances occurring as of the Effective Time and arising out of any manner or event relating to, or otherwise in connection with or concerning, the EPC Claims, the EPC Agreement and the Project.

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3.    This Mutual Release and the application and interpretation thereof shall be governed exclusively by the laws of the State of New York without regard to conflicts of laws principles.
4.    This Mutual Release shall be fully binding upon Owners, Westinghouse and S&W and their respective legal representatives, successors and assigns.
5.    Each of the persons executing this Mutual Release on behalf of their respective principals warrants that he or she is legally entitled to enter into this Mutual Release and release every claim and liability, whether potential or actual, herein referred to, and that he or she has the authority to bind his or her respective principals and has full authority to enter into this Mutual Release.
6.    Owners, Westinghouse and S&W acknowledge and represent that each has had sufficient opportunity to consult its own legal counsel with regard to the negotiation and preparation, as well as the scope and effect, of this Mutual Release.
7.    Owners, Westinghouse and S&W agree to execute any further documents necessary and take such other actions as to effectuate this Mutual Release.
8.    This Mutual Release may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties execute this Mutual Release by their duly authorized representatives.

Westinghouse Electric Company LLC		CB&I Stone & Webster, Inc.
By	/s/Danny Roderick	By
Title	President & Chief Executive Officer	Title
Date	October 27, 2015	Date

South Carolina Electric & Gas Company
for itself and as agent for the South
Carolina Public Service Authority

By	/s/Kevin B. Marsh
Title	Chairman & CEO
Date	October 27, 2015

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